Citigroup Global Markets Holdings Inc.	C

Term Sheet No. 2021–USNCH[ ] dated November 18, 2021 relating to Preliminary Pricing Supplement

No. 2021–USNCH[ ] dated November 18, 2021

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Worst Performing of the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust due December 2, 2024

Term Sheet to Preliminary Pricing Supplement No. 2021—USNCH[ ] dated November 18, 2021

Key Terms		Investment Description
Issuer	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

•     Linked to the worst performing of the VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust (each referred to as an “underlying”)

•     Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend on the performance of the worst performing underlying on the relevant valuation date. The worst performing underlying on any valuation date is the underlying that has the lowest underlying performance factor on that valuation date.

•     Automatic Call. If, on any valuation date (including the final valuation date), the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically called for redemption for an amount in cash equal to the stated principal amount plus the call premium applicable to that valuation date. The call premium applicable to each valuation date will be a percentage of the stated principal amount that increases for each valuation date based on a simple (non-compounding) return of 11.00% to 13.00% per annum (to be determined on the pricing date).

•     Potential Loss of Principal. If the securities are not automatically called for redemption prior to or at maturity, you will receive the stated principal amount at maturity if, and only if, the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its trigger value. If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of your securities.

•     The trigger value for each underlying is equal to 70% of its initial underlying value.

•     If the securities are not automatically called for redemption prior to or at maturity, you will have full downside exposure to the worst performing underlying on the final valuation date from its initial underlying value if its final underlying value is less than its trigger value.

•     Your return on the securities will depend solely on the performance of the underlying that is the worst performing underlying on each valuation date. You will not benefit in any way from the performance of the better performing underlying. Therefore, you will be adversely affected if either underlying performs poorly, even if the other underlying performs favorably.

•     All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment.

•     No periodic interest payments or dividends.

•     The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Term	3 years (unless earlier called)
Underlyings	The VanEck Vectors® Gold Miners ETF and the iShares® Silver Trust
Stated Principal Amount	$1,000 per security
Pricing Date	November 29, 2021*
Issue Date	December 2, 2021*
Valuation Dates	June 2, 2022, September 2, 2022, December 2, 2022, March 2, 2023, June 2, 2023, September 5, 2023, December 4, 2023, March 4, 2024, June 3, 2024, September 3, 2024 and November 22, 2024 (the “final valuation date”)*
Maturity Date	December 2, 2024*
Payment at Maturity	See “Payment at Maturity” on Page 3
Automatic Call	See “Automatic Call” on Page 2
Call Premium	See “Call Premium” on Page 2
Trigger Value

With respect to the VanEck Vectors® Gold Miners ETF:
$ , which is equal to 70% of its initial underlying value.
With respect to the iShares® Silver Trust:
$ , which is equal to 70% of its initial underlying value.

Initial Underlying Value	With respect to the VanEck Vectors® Gold Miners ETF: $ , its closing value on the pricing date. With respect to the iShares® Silver Trust: $ , its closing value on the pricing date.
Final Underlying Value	The closing value of the underlying on the final valuation date
Underlying Performance Factor	For each underlying on any valuation date, its closing value on that valuation date divided by its initial underlying value
Worst Performing Underlying	For any valuation date, the underlying with the lowest underlying performance factor determined as of that valuation date
Calculation Agent	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount and Commission	Up to 2.50%, of which dealers, including Wells Fargo Advisors (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC) (“WFA”), may receive a selling concession of 1.50% and WFA will receive a distribution expense fee of 0.075%. In respect of certain securities sold in this offering, CGMI may pay a fee of up to 0.35% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	17329UCP4 / US17329UCP49

* Expected. To the extent that the issuer makes any change to the expected pricing date or expected issue date, the valuation dates and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 4 in this term sheet, “Summary Risk Factors” in the accompanying preliminary pricing supplement, “Risk Factors Relating to the Securities” in the accompanying product supplement and “Risk Factors” in the accompanying prospectus supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Automatic Call

If, on any valuation date (including the final valuation date), the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically called for redemption on the related call settlement date for an amount in cash per security equal to $1,000 plus the call premium applicable to that valuation date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the worst performing underlying on the applicable valuation date significantly exceeds its initial underlying value. You will not participate in any appreciation of either underlying beyond the applicable call premium.

The call settlement date for any valuation date is the fifth business day after such valuation date, except that the call settlement date for the final valuation date shall be the maturity date.

If the securities are automatically called for redemption, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Premium

The call premium applicable to each valuation date will be determined on the pricing date and will be within the ranges indicated below.

Valuation Date		Call Premium
•	June 2, 2022:	5.50% to 6.50% of the stated principal amount
•	September 2, 2022:	8.25 % to 9.75% of the stated principal amount
•	December 2, 2022:	11.00% to 13.00% of the stated principal amount
•	March 2, 2023:	13.75% to 16.25% of the stated principal amount
•	June 2, 2023:	16.50% to 19.50% of the stated principal amount
•	September 5, 2023:	19.25% to 22.75% of the stated principal amount
•	December 4, 2023:	22.00% to 26.00% of the stated principal amount
•	March 4, 2024:	24.75% to 29.25% of the stated principal amount
•	June 3, 2024:	27.50% to 32.50% of the stated principal amount
•	September 3, 2024:	30.25% to 35.75% of the stated principal amount
•	November 22, 2024:	33.00% to 39.00% of the stated principal amount

Hypothetical Examples

The table below illustrates how the amount payable per security will be calculated if, on any valuation date (including the final valuation date), the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value. The table below assumes that the call premium will be set at the lowest value indicated above. The actual call premium applicable to each valuation date will be determined on the pricing date.

If the first valuation date on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value is . . .	. . . then you will receive the following payment per $1,000 security upon automatic call:
June 2, 2022	$1,000 + applicable call premium = $1,000 + $55.00 = $1,055.00
September 2, 2022	$1,000 + applicable call premium = $1,000 + $82.50 = $1,082.50
December 2, 2022	$1,000 + applicable call premium = $1,000 + $110.00 = $1,110.00
March 2, 2023	$1,000 + applicable call premium = $1,000 + $137.50 = $1,137.50
June 2, 2023	$1,000 + applicable call premium = $1,000 + $165.00 = $1,165.00
September 5, 2023	$1,000 + applicable call premium = $1,000 + $192.50 = $1,192.50
December 4, 2023	$1,000 + applicable call premium = $1,000 + $220.00 = $1,220.00
March 4, 2024	$1,000 + applicable call premium = $1,000 + $247.50 = $1,247.50
June 3, 2024	$1,000 + applicable call premium = $1,000 + $275.00 = $1,275.00
September 3, 2024	$1,000 + applicable call premium = $1,000 + $302.50 = $1,302.50
November 22, 2024 (the final valuation date)	$1,000 + applicable call premium = $1,000 + $330.00 = $1,330.00

Hypothetical Returns

If the securities are automatically called for redemption:

If the securities are automatically called for redemption prior to or at maturity, you will receive the stated principal amount of your securities plus the call premium applicable to the related valuation date. In the event the securities are automatically called for redemption following any valuation date, your total return on the securities will equal the applicable call premium received with respect to that valuation date.

If the securities are not automatically called for redemption:

If the securities are not automatically redeemed prior to or at maturity, the following table illustrates, for a range of hypothetical underlying performance factors of the worst performing underlying on the final valuation date, the hypothetical payment at maturity payable at maturity per security. The underlying performance factor of the worst performing underlying on the final valuation date is its closing value on the final valuation date divided by its initial underlying value.

Hypothetical underlying performance factor of worst performing underlying on final valuation date	Hypothetical payment at maturity per security
99.99%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
75.00%	$1,000.00
70.00%	$1,000.00
69.99%	$699.90
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
25.00%	$250.00

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

Payment at Maturity

If the securities are not automatically called for redemption prior to or at maturity, you will receive a payment at maturity for each $1,000 stated principal amount security you then hold determined as follows:

• If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its trigger value: $1,000; or

• If the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value:

$1,000 × the underlying performance factor of the worst performing underlying on the final valuation date

If the securities are not automatically called for redemption prior to or at maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its trigger value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the full description of the risk considerations provided for in the Preliminary Pricing Supplement and the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

•	You May Lose A Significant Portion Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	Higher Call Premiums Are Associated With Greater Risk.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

•	The Securities Offer Downside Exposure To The Worst Performing Underlying, But No Upside Exposure To Either Underlying.

•	The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Valuation Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings On Or Near The Valuation Dates.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Fluctuations In Exchange Rates Will Affect The Closing Value Of The VanEck Vectors® Gold Miners ETF.

•	The VanEck Vectors® Gold Miners ETF Is Subject To Risks Associated With The Gold And Silver Mining Industries.

•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

•	The Value And Performance Of The Underlying Shares Of The VanEck Vectors® Gold Miners ETF May Not Completely Track The Performance Of The Underlying Index That The VanEck Vectors® Gold Miners ETF Seeks To Track Or The Net Asset Value Per Share Of The VanEck Vectors® Gold Miners ETF.

•	The Securities Are Subject To Risks Associated With Silver.

•	You Will Not Have Any Rights With Respect To The Commodities Held By The iShares® Silver Trust.

•	The iShares® Silver Trust Is Not An Investment Company Or Commodity Pool And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

•	The Performance And Market Value Of The iShares® Silver Trust, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Its Underlying Commodity As Well As The Net Asset Value Per Share.

•	There Are Risks Relating To Commodities Trading On The London Bullion Market Association.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

•	Our Offering Of The Securities Is Not A Recommendation Of Either Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates, Or Wells Fargo Or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Even If An Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

•	The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of An Underlying.

•	The Securities May Become Linked To An Underlying Other Than An Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares Of An Underlying.

•	Changes That Affect The Underlyings May Affect The Value Of Your Securities.

•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Valuation Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the stated principal amount per security. Citigroup Global Markets Holdings Inc. and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, an accompanying underlying supplement and an accompanying prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, accompanying underlying supplement and the accompanying prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Consult your tax adviser

Investors should review carefully the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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